                                                                      EXHIBIT 18

                          SENTINEL GROUP FUNDS, INC.
                               RULE 18-F-3 PLAN

     Rule 18f-3 under the Investment Company Act of 1940 (the "Investment Company Act") permits mutual funds to issue multiple classes of shares. Under Rule 18f-3(d), each mutual fund that seeks to rely upon Rule 18f-3 is required to (i) create a plan (the "Plan") setting forth the differences among each class of shares, (ii) receive the approval of a majority of the Board of Directors of the fund (including a majority of the non-interested directors) that the Plan, including the expense allocation between each class of shares, is in the best interests of each class individually and the fund as a whole, and (iii) file a copy of the Plan with the Securities and Exchange Commission (the "Commission") as an exhibit to the fund's registration statement. The following Plan describes the differences among the classes of shares for certain series of Sentinel Group Funds, Inc. (the "Company"), namely: Sentinel Balanced Fund; Sentinel Bond Fund; Sentinel Common Stock Fund; Sentinel Aggressive Growth Fund (doing business as "Sentinel Emerging Growth Fund"); Sentinel Tax-Free Income Fund; Sentinel U.S. Treasury Money Market Fund and Sentinel World Fund (individually, a "Fund," and collectively, the "Funds").

     Each Fund is advised by Sentinel Advisors Company (the "Advisor") and offers two classes of shares. The shares of each class may be purchased at a price equal to the next determined net asset value per share subject to the sales charges and ongoing fee arrangements described below, except that Class B shares of Sentinel U.S. Treasury Money Market Fund (the "Money Market Fund") may be acquired only through exchanges and may not be purchased directly, as described below. Class A shares are sold to investors choosing the initial sales charge alternative and Class B shares are sold to investors choosing the deferred sales charge alternative. Initial sales charges, contingent deferred sales charges ("CDSCs"), fees ("Rule 12b-1 fees") payable under the Company's distribution plans pursuant to Rule 12b-1 under the Investment Company Act (each a "Rule 12b-1 Plan"), conversion periods and rights of accumulation for each of the Funds are as set forth in the current prospectus and statement of additional information for the Company.

     Each Class A and Class B share of a Fund represents an identical interest in the investment portfolio of the Fund and has the same rights, except that Class B shares bear the expenses of higher ongoing Rule 12b-1 fees and the additional incremental transfer agency costs resulting from the additional recordkeeping required by the deferred sales charge arrangement. Each class of shares has exclusive voting rights with respect to the Rule 12b-1 Plan applicable to that class. The Rule 12b-1 fees that are imposed on the Class A and Class B shares of a Fund and the deferred sales charges that are imposed on the Class B shares of that Fund are imposed directly against that class and not against all assets of the Fund and, accordingly, such charges will not affect the net asset value of any other class or have any impact on investors choosing another sales charge option. Dividends paid by a Fund for each class of shares will be calculated in the same manner at the same time and will differ only to the extent that Rule 12b-1 fees and any incremental transfer agency costs relating to a particular class are borne exclusively by that class.

Class A: Class A shares incur an initial sales charge when they are purchased and bear ongoing Rule 12b-1 fees. Class A shares will be issued upon reinvestment of dividends of outstanding Class A shares. Investors purchasing in the aggregate shares in the amount $1 million or more will be offered Class A shares only.

          Class A investors may qualify for reduced initial sales charges through the purchase of certain minimum amounts of Class A shares of a Fund, as described in the Appendix hereto. In cases in which no initial sales charge is imposed, a CDSC of up to 1% will be imposed on redemptions of Class A shares within two years of purchase, as described in the Appendix hereto.

Class B: Class B shares are sold on a deferred sales charge basis. Class B shares do not incur a sales charge when they are purchased, but they are subject to ongoing Rule 12b-1 fees that are higher than the Rule 12b-1 fees imposed on Class A shares and a CDSC for periods of up to six years as described in the Appendix hereto. Once the CDSC period has expired, Class B shares will convert automatically to Class A shares at a specified time as described below. Class B shares are available only to investors whose share holdings aggregate less than $1 million.

     Exchange Privilege. Shareholders of each class of shares of a Fund have an exchange privilege with the other Funds. There is currently no limitation on the number of times a shareholder may exercise the exchange privilege. The exchange privilege may be modified or terminated in accordance with the rules of the Commission.

    Class A and Class B shares of each Fund are exchangeable with shares of the same class of the other Funds. Class A shares are also exchangeable for shares of Sentinel Government Securities Fund, Sentinel Growth Fund, Sentinel New York Tax-Free Income Fund and Sentinel Short-Intermediate Government Fund, each a series of the Company, and for shares of Sentinel Pennsylvania Tax-Free Trust (the "Single Class Funds").

     Shares of a Fund or a Single Class Fund are exchangeable on the basis of relative net asset value per share without the payment of any CDSC that might otherwise be due upon redemption of the shares of such fund. For purposes of computing the CDSC that may be payable upon a disposition of the shares acquired in the exchange, the holding period for the previously owned shares of a Fund is "tacked" to the holding period of the newly acquired shares of the second Fund. Class A shares of the Money Market Fund may be acquired either through a purchase or through an exchange of Class A shares of another Fund or Single Class Fund; Class B shares of the Money Market Fund may not be purchased directly or acquired in exchange of shares of a Single Class Fund and may be acquired only in exchange for Class B shares of another Fund. The period of time that shares are held in Class B shares of the Money Market Fund, however, will not count toward satisfaction of the holding period requirement for reduction of any CDSC imposed on such shares.

     Right of Accumulation. The right of accumulation for each class of shares for each of the Funds is as set forth in the current prospectus and statement of additional information for the Company.

     Allocation of Income, Gains, Losses and Expenses. Allocation of income, gains and losses of each Fund shall be allocated pro rata according to the net assets of each class. Allocation of expenses not allocated to a specific class of each Fund other than the Money Market Fund shall be allocated according to the net assets or number of shareholder accounts, each on a pro rata basis, of each class. Allocations in the case of the Money Market Fund shall be made (i) to each share without regard to class, provided that the Fund has received undertakings from the Advisor or any other provider of services to the Fund, agreeing to waive or reimburse the Fund for payments to such service provider by one or more classes, as allocated as described above, to the extent necessary to assure that all classes of the Funds maintain the same net asset value per share, or (ii) on the basis of relative net asset value.

     Amending Rule 12b-1 Plans. No fund will implement any amendment to the Company's Class A or Class B Rule 12b-1 Plan that would materially increase the amount that may be borne by each class of shares unless the holders of such class of shares, voting separately as a class, approve the proposal.

    If the amount of expenses, including payments authorized under the Company's Class A Share Rule 12b-1 Plan, for the Class

A shares is increased materially without approval of the Class B shareholders, the Company will establish a new class of Class A shares for the Class B shares to convert into on the same terms as applied to the Class A shares before that increase.

     Conversion of Class B Shares to Class A Shares. After the applicable CDSC period has expired, Class B shares and shares purchased through reinvestment of dividends on those converting Class B shares of a Fund will automatically convert into Class A shares of the same Fund on the basis of relative net asset value per share of the two classes without the imposition of any sales load, fee or other charge. For purposes of computing the period for conversion of Class B shares to Class A shares, the holding period for the previously owned shares of a Fund is "tacked" to the holding period of the newly acquired shares of the second Fund. The period of time that shares are held in the Money Market Fund, however, will not count toward satisfaction of the holding period necessary to convert Class B shares to Class A shares. As a condition to the conversion of Class B shares to Class A shares, the Company will ensure the continuing availability of a Ruling from the Internal Revenue Service or an opinion of counsel that such conversion will be a tax-free conversion for shareholders. However, shareholders holding Class B shares in certificate form will not receive Class A share certificates until the shareholder tenders the Class B share certificate(s) to the Fund's Transfer Agent. Until Class B share certificates are exchanged for Class A share certificates, the Class B share certificates will represent the shareholder's interest in the Class A shares received upon conversion.

                                                                        APPENDIX

CLASS A SHARES
--------------

================================================================================
SENTINEL BALANCED FUND, SENTINEL BOND FUND, SENTINEL COMMON STOCK FUND, SENTINEL
  AGGRESSIVE GROWTH FUND (DOING BUSINESS AS "SENTINEL EMERGING GROWTH FUND"),
             SENTINEL TAX-FREE INCOME FUND AND SENTINEL WORLD FUND
--------------------------------------------------------------------------------
                SALE SIZE                      INITIAL SALES CHARGE
--------------------------------------------------------------------------------
              $0 to $99,999                            5.0%
--------------------------------------------------------------------------------
           $100,000 to $249,999                        4.0%
--------------------------------------------------------------------------------
           $250,000 to $499,999                        2.5%
--------------------------------------------------------------------------------
           $500,000 to $999,999                        2.0%
--------------------------------------------------------------------------------
            $1,000,000 or more                         0.0%
================================================================================

     There is no initial sales charge for purchases of Class A shares of the Money Market Fund. Initial sales charges for the Single Class Funds are as set forth in the current prospectus and statement of additional information for the Company.

     In cases in which there is no sales charge because the sale is in an amount of $1,000,000 or more, if the Class A shares purchased are redeemed within one year of the purchase, a CDSC will be imposed in the amount of 1.0%. If the Class A shares are redeemed during the second year after the purchase, a CDSC of 0.5% will be imposed. After the second year, no CDSC will apply. The CDSC is imposed on the lower of the cost or the current net asset value of the shares redeemed. In determining whether a CDSC is payable, a Fund will first redeem shares not subject to any sales charge.

     Class A shares otherwise subject to a CDSC and owned by certain tax-exempt qualified retirement plans may be redeemed without charge to pay benefits. In addition, any shares acquired by reinvestment of dividends will be redeemable without a CDSC. In determining whether a CDSC is payable, the Funds and Single Class Funds will first redeem shares not subject to any charge.

CLASS B SHARES
--------------

================================================================================
                                   ALL FUNDS
--------------------------------------------------------------------------------
          SALE SIZE                    YEAR                     CDSC
================================================================================
       $0 to $249,999                    1                      4.0%
--------------------------------------------------------------------------------
                                         2                      4.0%
--------------------------------------------------------------------------------
                                         3                      3.0%
--------------------------------------------------------------------------------
                                         4                      2.0%
--------------------------------------------------------------------------------
                                         5                      2.0%
--------------------------------------------------------------------------------
                                         6                      1.0%
================================================================================
    $250,000 to $499,999                 1                      3.5%
--------------------------------------------------------------------------------
                                         2                      3.0%
--------------------------------------------------------------------------------
                                         3                      2.0%
--------------------------------------------------------------------------------
                                         4                      1.0%
--------------------------------------------------------------------------------
                                         5                      1.0%
================================================================================
  $500,000 to $1,000,000                 1                      3.0%
--------------------------------------------------------------------------------
                                         2                      2.0%
--------------------------------------------------------------------------------
                                         3                      1.0%
--------------------------------------------------------------------------------
                                         4                      1.0%
================================================================================

     CDSCs payable on redemptions of Class B shares will be waived in the following circumstances:

 .    Redemptions of shares issued as a result of reinvestment of dividends and capital gains
 .    Redemptions upon the death of the shareholder
 .    Redemptions to effect distributions required by the Employee Retirement
     Income Security Act of 1974, as amended, or regulations of the Internal Revenue Service
 .    Redemptions to distribute proceeds of loans made to employees of not-for-
     profit organizations ((S)501(c)(3) companies) against shares held in retirement plan accounts ((S)403(b)(7) accounts)
 .    Redemptions made pursuant to a systematic withdrawal plan in amounts up to
     10% of the account's then current value annually